Exhibit 99.1

Ault Global Holdings Reports 2020 Year-End Financial Results

Las Vegas, NV, April 15, 2021 – Ault Global Holdings, Inc. (NYSE American: DPW) a diversified holding company (the “Company”), reported financial results for its fourth quarter and year ended December 31, 2020 on its Form 10-K filed with the Securities and Exchange Commission today.

Q4-2020 highlights

•	Revenue of $7.2 million, an increase of 14.8% from the prior fourth fiscal quarter;
•	Gross profit of $1.9 million, an increase of 374.9% from the prior fourth fiscal quarter;
•	Loss from continuing operations of $709,361, compared to a loss from continuing operations of $8.9 million during the prior fourth fiscal quarter; and
•	Net loss of $10.4 million for the quarter, including non-cash charges of $11.2 million.

Year ended December 31, 2020 highlights

•	Revenue of $23.9 million, an increase of 6.7% from the prior fiscal year;
•	Gross profit of $7.5 million, an increase of 145.6% from the prior fiscal year;
•	Loss from continuing operations of $6.0 million, an 75.6% decrease from the loss from continuing operations of $24.7 million in the prior fiscal year;
•	Net loss of $32.7 million, including non-cash charges of $29.3 million, and
•	For the first time under current management, there will be no going concern qualification in the report of our independent registered public accounting firm.

Revenues

Our revenues increased by $1,509,283, or 7%, to $23,871,277 for the year ended December 31, 2020, from $22,361,994 for the year ended December 31, 2019.

Gresham Worldwide

Gresham Worldwide’s revenues increased by $2,980,878, or 20%, to $18,212,721 for the year ended December 31, 2020, from $15,231,843 for the year ended December 31, 2019. The increase in revenue from our Gresham Worldwide segment for customized solutions for the military markets reflected the benefit of capital that was allocated to our defense business during the second half of 2019. Gresham Worldwide revenue in 2020 includes $598,500 from Relec Electronics, which was acquired on November 30, 2020.

Coolisys

Coolisys revenues decreased by $409,528, or 7%, to $5,416,138 for the year ended December 31, 2020, from $5,825,666 for the year ended December 31, 2019.

Ault Alliance

Revenues from our cryptocurrency mining operations revenues decreased by $641,745, or 100% from the year ended December 31, 2019, due to our decision to cease our cryptocurrency mining operations in 2020. We announced in March of 2021 that we resumed bitcoin mining as we believe that we are now in a position to better withstand the volatility associated with cryptocurrency mining, as we have and improved capital structure and have secured a low-cost energy source that we control.

Revenues from our lending and investing activities at Digital Power Lending decreased by $420,322, or 63%, to $242,418 for the year ended December 31, 2020, from $662,740 for the year ended December 31, 2019, which is attributable to a reduction in our loan portfolio. During 2021, we have provided significant new funding to expand Digital Power Lending’s loan and investment portfolio.

Gross margins

Gross margins increased to 31.5% for the year ended December 31, 2020, compared to 13.7% for the year ended December 31, 2019. Our gross margin of 13.7% recognized during the year ended December 31, 2019, was impacted by the approximate $2.1 million negative margins at Digital Farms and the provision for credit losses of $1,550,000 at Digital Power Lending, compared to no provision for credit losses during the year ended December 31, 2020. Excluding the effects of Digital Farms and credit losses at Digital Power Lending, our adjusted gross margin for the year ended December 31, 2019 would have been 31.1%.

Non-cash charges

During the three months ended December 31, 2020 and 2019, our reported net loss included non-cash charges of $11,225,420 and $1,236,731, respectively. During the year ended December 31, 2020 and 2019, our reported net loss included non-cash charges of $29,325,236 and $12,401,816, respectively. A summary of these non-cash charges is shown below:

	For the Three Months Ended		For the Year Ended
	December 31,		December 31,
	2020	2019	2020	2019
Loss on extinguishment of debt	$5,408,695	$2,902	$18,706,488	$966,134
Interest expense – debt discount	4,872,169	675,539	7,251,365	3,709,993
Stock-based compensation	833,222	229,929	1,105,688	1,583,991
Depreciation and amortization	118,322	671,493	727,373	3,465,091
Impairment of property and equipment	-	-	1,525,316	4,315,856
Accretion of original issue discount on notes receivable – related party	1,466	(407,999)	21,998	(2,277,777)
Accretion of original issue discount on notes receivable	(57,296)	77,155	(61,834)	-
Fair value in excess of proceeds upon issuance of warrants	-	-	-	1,763,481
Change in fair value of warrant liability	48,842	(12,288)	48,842	(1,124,953)
Non-cash items included in net loss	$11,225,420	$1,236,731	$29,325,236	$12,401,816

The Company’s Chief Financial Officer, Kenneth S. Cragun, said, “The financial results for 2020 demonstrate that we are achieving our objectives to grow revenue and improve operating results. In spite of the disruption from the COVID-19 pandemic, we were able to increase fourth quarter revenues by 14.8% from the prior year period, driven by our defense business. Our gross margins for the year ended December 31, 2020 improved considerably, up $4.5 million, or 145.6% from the prior year. Combined with a reduction in operating expenses, our loss from continuing operations for the year ended December 31, 2020 decreased by $18.7 million from the prior year. We significantly improved our balance sheet as well, ending fiscal year 2020 with positive working capital of $12.5 million, due to our ability to raise capital in the public market, compared to a working capital deficit of $19.2 million at the end of 2019.”

Ault Global’s Founder and Executive Chairman, Milton “Todd” Ault, III said, “The past year has been extremely rewarding and is the result of years of strategic planning. During this time, we have strengthened our operating businesses, improved our balance sheet tremendously and positioned the Company to capitalize on the very promising technologies at our subsidiaries. We anticipate significant revenue growth and profitability within the foreseeable future. With the strongest balance sheet in the Company’s history, a capable team at the Company, and a talented group of CEOs at the subsidiary level, the future prospects look bright for the Company in the short and long term.”

Mr. Ault added “Our holding company platform transformation is developing rapidly. Our recent capital raise of approximately $165 million has enabled us to fund our subsidiaries while virtually eliminating our net debt. I am more confident than ever that the decision to become a holding company was correct. We see strength across all our subsidiaries and expect the completion of the lending and investment platform by the end of the second quarter. Simply stated, we are in the strongest position of our company’s 52-year history. To all who stood behind our company and me during some tough times, I deeply thank you. From my perspective, the road ahead is bright.”

For more information on Ault Global Holdings and its subsidiaries, the Company recommends that stockholders, investors and any other interested parties read the Company’s public filings and press releases available under the Investor Relations section at www.AultGlobal.com or available at www.sec.gov.

About Ault Global Holdings, Inc.

Ault Global Holdings, Inc. is a diversified holding company pursuing growth by acquiring undervalued businesses and disruptive technologies with a global impact. Through its wholly and majority-owned subsidiaries and strategic investments, the Company provides mission-critical products that support a diverse range of industries, including defense/aerospace, industrial, automotive, telecommunications, medical/biopharma, and textiles. In addition, the Company extends credit to select entrepreneurial businesses through a licensed lending subsidiary. Ault Global Holding’s headquarters are located at 11411 Southern Highlands Parkway, Suite 240, Las Vegas, NV 89141; www.AultGlobal.com.

Forward-Looking Statements

This press release contains “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions, and include words such as “believes,” “plans,” “anticipates,” “projects,” “estimates,” “expects,” “intends,” “strategy,” “future,” “opportunity,” “may,” “will,” “should,” “could,” “potential,” or similar expressions. Statements that are not historical facts are forward-looking statements. Forward-looking statements are based on current beliefs and assumptions that are subject to risks and uncertainties. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update any of them publicly in light of new information or future events. Actual results could differ materially from those contained in any forward-looking statement as a result of various factors. More information, including potential risk factors, that could affect the Company’s business and financial results are included in the Company’s filings with the U.S. Securities and Exchange Commission, including, but not limited to, the Company’s Forms 10-K, 10-Q and 8-K. All filings are available at www.sec.gov and on the Company’s website at www.AultGlobal.com.

Contacts:

IR@AultGlobal.com or 1-888-753-2235